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                                                                 Exhibit 6(c)(3)
                                                                 ---------------

                    THE FIRST NATIONAL BANK OF MIFFLINTOWN
                         SALARY CONTINUATION AGREEMENT

          THIS AGREEMENT is made this 28/th/ day of August, 1997, by and between THE FIRST NATIONAL BANK OF MIFFLINTOWN, a national banking association located in Mifflintown, Pennsylvania (the "Company") and JODY GRAYBILL (the "Executive").

                                 INTRODUCTION

          To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                   AGREEMENT

          The Executive and the Company agree as follows:


                                   Article I
                                  Definitions

          1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

               1.1.1  "Change of Control" shall mean any of the following:

                      (A)  any person (as such term is used in
              Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding securities or announces a tender offer or exchange offer for securities of the Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding securities; or

                      (B)  the occurrence of, or execution of an
              agreement providing for, a reorganization, merger, consolidation or other similar transaction or connected series of transactions of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock ("Common Stock") would be
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              converted into cash, securities or other property,
              unless, in case of either (a) or (b), the holders of Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

                    (C)  the liquidation or dissolution of the
              Corporation or the Company or the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of the Corporation or the Company to an entity which is not a direct or indirect subsidiary of the Corporation; or

                    (D)  the occurrence of, or execution of an
              agreement providing for, a reorganization, merger, consolidation, or similar transaction of the Corporation, or before any connected series of such transactions, if, upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease, to constitute a majority of the Board of Directors of the Corporation or, in a case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

                    (E)  any other event which is at any time
              designated as a "Change of Control" for purposes of this Agreement by a resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change of Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of Executive.

              Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation or the Company providing for any of the transactions or events constituting a Change of Control pursuant to this Section 1.1.1, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive's employment has not terminated prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change of Control event shall be deemed to have occurred as a result of the execution of such agreement.

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          1.1.2   "Corporation" means First Community Financial Corporation.

          1.1.3   "Code" means the Internal Revenue Code of 1986, as amended.

          1.1.4 "Death Benefit" means the benefit provided to the Executive's designated beneficiary pursuant to Article 3 hereof.

          1.1.5 "Disability" means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

          1.1.6 "Disability Benefit" means the benefit provided to Executive pursuant to Section 2.3 hereof.

          1.1.7 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

          1.1.8 "Early Termination Benefit" means the benefit provided to Executive pursuant to Section 2.2 hereof.

          1.1.9 "Early Termination Date" means the date of the Executive's Early Termination.

          1.1.10  "Normal Retirement Age" means the Executive's 65`" birthday.

          1.1.11 "Normal Retirement Benefit" means the benefit provided to Executive pursuant to Section 2.1 hereof.

          1.1.12 "Normal Retirement Date" means the first day of the month following the date on which the Executive's Termination of Employment occurs following his attainment of Normal Retirement Age for reasons other than death or disability.

          1.1.13 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence January 1, 1997.

          1.1.14  "Termination for Cause" means a termination as set forth in
          Section 5.2.

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          1.1.15  "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company.


                              Article 2
                          Lifetime Benefits

     2.1  Normal Retirement Benefit.  Subject to the general limitations of
Article 5, commencing on the Executive's Normal Retirement Date, the Company shall pay to the Executive an annual benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

          2.1.1 Amount of Benefit. The first year annual Normal Retirement Benefit to be paid to Executive under this Section 2.1 shall be $24,000 (twenty-four thousand dollars). The Company may increase the annual benefit under this Section 2.1 at the sole and absolute discretion of the Company's Board of Directors. Any increase in the annual benefit shall require the recalculation of all the amounts on Schedule A attached hereto.

          2.1.2 Payment of Benefit. The Company shall pay the annual Normal Retirement Benefit to the Executive in 12 equal monthly installments. The annual Normal Retirement Benefit shall be paid to Executive for a term of fifteen (15) years.

     2.2  Early Termination Benefit.  Subject to the general limitations of
Article 5, in the event of Executive's Early Termination, the Company shall pay to the Executive an annual Early Termination Benefit described in this Section
2.2 in lieu of any other benefit under this Agreement. If Executive's employment should terminate for any reason, other than death or Disability or following a Change of Control, before he has attained Early Retirement Age, Executive shall not be entitled to the payment of any benefits under this Agreement and this Agreement shall be considered terminated and have no further force and effect.

          2.2.1 Amount of Benefit. The annual Early Termination Benefit to be paid to Executive under this Section 2.2 shall be the benefit amount set forth in Schedule A, Column B for the Plan Year ending immediately prior to the Executive's Early Termination Date.

          2.2.2 Payment of Benefit. The Company shall pay the annual Early Termination Benefit to the Executive in 12 equal monthly installments. The Early Termination Benefit shall commence on the first day of the month following the date the Executive attains Normal Retirement Age. The annual Early Termination Benefit shall be paid to Executive for a term of fifteen
     (15) years.

     2.3 Disability Benefit. If the Executive's employment with the Company terminates prior to Normal Retirement Age due to Disability, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

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          2.3.1  Amount of Benefit.  The Disability Benefit to be paid to
     Executive pursuant to this Section 2.3 shall be a lump sum amount equal to the Accrued Benefit set forth in Schedule A, Column A, for the Plan Year ending immediately prior to the date in which the Executive's employment terminates due to Disability.

          2.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum within 90 days after the date of the Executive's termination of employment due to Disability.

          2.3.3 Benefit Increases. The Company's Board of Directors reserves the right to increase the lump sum Disability Benefit or to authorize additional Disability Benefit payments.

     2.4 Change of Control Benefit. If the Executive's employment should voluntarily or involuntarily terminate for any reason, other than a Termination for Cause, at any time after a Change of Control the Company shall pay to the Executive the following benefit in lieu of any other benefit under this Agreement.

          2.4.1 Termination Prior to Early Retirement Age. If Executive's employment should terminate as set forth in Section 2.4 above, at any time following a Change of Control up to the date of this Early Retirement Age, a Change of Control Benefit shall be paid by the Company to Executive in an amount equal to the Accrued Benefit set forth in Schedule A, Column A for the Plan Year ending immediately prior to the date in which Executive's employment terminates.

          2.4.2 Payment of Benefit Pursuant to Section 2.4.1. The Company shall pay the Change of Control benefit to Executive in two (2) equal installments, the first installment to be paid on the first day of the month following Executive's termination and the second installment payment to be paid on the twelfth month anniversary of the first payment

          2.4.3 Termination Following Early Retirement Age. If Executive's employment should terminate, as set forth in Section 2.4 above, at any time following a Change of Control and after the Executive has attained his Early Retirement Age but before he has attained his Normal Retirement Age, the Company shall pay to the Executive an Immediate Annual Benefit in lieu of the Early Termination Benefit which would otherwise be paid to Executive as set forth in Section 2.2 hereof.

          2.4.4 Amount of Benefit. The Immediate Annual Benefit to be paid hereunder, shall be the annual benefit amount set forth in Schedule A, Column C for the Plan Year ending immediately prior to the Executive's termination of employment following a Change of Control.

          2.4.5 Payment of Benefit. The Company shall pay the Immediate Annual Benefit to the Executive in 12 equal monthly installments. The Immediate Annual Benefit shall commence on the first day of the month following Executive's termination

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     of employment. The Immediate Annual Benefit shall be paid to the Executive for a term of fifteen (15) years.


                                   Article 3
                                 Death Benefits

     3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary a Death Benefit as described in this Section 3.1. This Death Benefit shall be paid in lieu of the payment of benefits to Executive under Article 2.

          3.1.1 Amount of Benefit. The annual Death Benefit to be paid to the Executive's designated beneficiary under this Section 3.1 shall be an amount equal to the annual Normal Retirement Benefit set forth in Section 2.1.1, subject to annual benefit adjustments as set forth in Section 2.1.1 hereof.

          3.1.2 Payment of Benefit. The Company shall pay the annual Death Benefit to the Executive's designated beneficiary in 12 equal monthly installments. The annual Death Benefit shall commence on the first day of the month following the Executive's death. The Death Benefit shall be paid to Executive's beneficiary for a guaranteed fifteen (15) year term.

     3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary for the remaining term at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive's beneficiary the same benefits, over the same period of time and in the same manner they would have been paid to the Executive had the Executive survived, provided however, said benefit payments will commence on the first day of the month following Executive's death.


                                   Article 4
                                 Beneficiaries

     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written beneficiary designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is

                                      -6-
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subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments or remaining payments shall be made to the Executive's estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.


                                   Article 5
                              General Limitations

     Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement pursuant to the following:

     5.1 Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 2806 of the Code.

     5.2 Termination for Cause. If the Company terminates the Executive's employment for:

          5.2.1  Gross negligence or gross neglect of duties;

          5.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          5.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

     5.3 Competition After Termination of Employment. No benefits shall continue to be paid or shall be payable and Executive shall forfeit any right to benefits if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company. This section 5.3 shall not apply following a Change of Control.

     5.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.


                                      -7-
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                                   Article 6
                         Claims and Review Procedures

     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety
(90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.


                                   Article 7
                          Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.


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                                   Article 8
                                 Miscellaneous

     8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their respective beneficiaries, survivors, executors, successors, administrators and transferees.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

     8.6 Unfunded Arrangement. The Executive and his/her designated beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     8.7 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     8.8 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          8.8.1  Interpreting the provisions of the Agreement;

          8.8.2 Establishing and revising the method of accounting for the Agreement;

          8.8.3  Maintaining a record of benefit payments; and

          8.8.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

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     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                          COMPANY:

                                    THE FIRST NATIONAL BANK OF
                                    MIFFLINTOWN


  /s/ Jody Graybill                 By: /s/ Samuel F. Metz
------------------------------         -----------------------------------
Jody Graybill                       Title:  Chairman of the Board
                                          --------------------------------


     By execution hereof, First Community Financial Corporation consents and agrees to be bound by the terms and conditions of this Agreement.


ATTEST:                             CORPORATION:

                                    FIRST COMMUNITY FINANCIAL
                                    CORPORATION


  /s/ Renee Williamson              By: Samuel F. Metz
------------------------------         -----------------------------------
(Assistant) Secretary               Title: Chairman of the Board
                                          --------------------------------

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